TENTH AMENDMENT TO CREDIT AGREEMENT

         TENTH AMENDMENT TO CREDIT AGREEMENT, dated as of February __, 1997 (this "Amendment"), to the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, as amended by letter agreement Re: Amendment to Credit Agreement with respect to the Mississippi Property, dated June 14, 1994 (the "First Amendment") and by letter agreement Re: Amendment to Credit Agreement with respect to Additional Guarantors, dated August 24, 1994 (the "Second Amendment"), and by the Third Amendment to Credit Agreement, dated as of February 28, 1995 (the "Third Amendment"), and by the Fourth Amendment to Credit Agreement, dated as of March 1, 1995 (the "Fourth Amendment"), and by the Fifth Amendment to Credit Agreement, dated as of June 28, 1995 (the "Fifth Amendment") and by the Sixth Amendment to Credit Agreement, dated as of August 15, 1995 (the "Sixth Amendment") the Seventh Amendment to Credit Agreement, dated as of March 27, 1996 (the "Seventh Amendment"), by the Eighth Amendment to Credit Agreement, dated as of June 1, 1996 (the "Eighth Amendment"), and by the Ninth Amendment to Credit Agreement, dated as of August 16, 1996 (the "Ninth Amendment") (as so amended, and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), between THE CIT GROUP/COMMERCIAL SERVICES, INC. ("Lender") and SALANT CORPORATION ("Borrower").

                              W I T N E S S E T H :

              WHEREAS, Lender and Borrower are parties to the Credit Agreement;

              WHEREAS, Borrower has requested Lender to amend the Credit Agreement to (i) extend the Renewal Date, as defined therein, (ii) provide Borrower with the option of requesting a portion of the Revolving Loans that bear interest at the Effective Eurodollar Rate (as defined below) and (iii) to amend certain financial covenants set forth therein; and

                  WHEREAS, Lender is willing to make such amendments to the Credit Agreement upon the terms and subject to the conditions set forth in this Amendment;

                  NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree, effective as of the Effective Date, as defined below, as follows:

     1. Credit Agreement Defined Terms. Initially capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Credit Agreement.

     2. Amendments to Section 1. Section 1 of the Credit Agreement is hereby amended as follows:

     (a) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.5A thereof:

                  "1.5A 'Applicable Margin' shall mean (a)(i) in the case of Prime Rate Loans, one-half (.50%) percent, and (ii) in the case of Eurodollar Loans, two and three-quarters (2.75%) percent, and (b) from after the occurrence of (i) declaration by Lender of any Event of Default (so long as such Event of Default is continuing and unwaived), (ii) termination of this Agreement, or (iii) the non-renewal of this Agreement on the Renewal Date pursuant to Section 10.1(a) hereof, the amount described in clause (a)(i) and clause (a)(ii) of this definition plus one (1%) percent."

     (b) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.13A thereof:

                  "1.13A 'Business Day' shall mean any day that is not a Saturday, Sunday or day on which commercial banks in New York, New York are required or permitted to close."

     (c) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.27A thereof:

                  "1.27A 'Effective Eurodollar Rate' shall mean, for each Eurodollar Loan, a rate per annum equal to the Eurodollar Base Rate in effect for the Interest Period with respect to such Eurodollar Loan, plus the Applicable Margin."

     (d) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.27B thereof:

                  "1.27B 'Effective Prime Rate' shall mean, for each Prime Rate Loan, a rate per annum equal to the Prime Rate plus the Applicable Margin."

     (e) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.33A thereof:

                  "1.33A 'Eurodollar Base Rate' shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate of interest published in The Wall Street Journal, Eastern Edition, two business days prior to the first day of such Interest Period as the highest rate in the range of rates quoted for one, two or three month 'London Late Eurodollars'. In the event that The Wall Street Journal, Eastern Edition, is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the 'Eurodollar Base Rate' shall be the rate determined by Lender to be the rate at which deposits in Dollars are offered by The Chase Manhattan Bank to first class banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its eurodollar loans are then being conducted at approximately 11:00 a.m., New York
                  City time, two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period."

     (f) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.33B thereof:

     "1.33B 'Eurodollar Loan' shall mean a Revolving Loan bearing interest based on the Eurodollar Rate."

     (g) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.33C thereof:

                  "1.33C 'Eurodollar Rate' shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):
                              Eurodollar Base Rate
                          1.00 -- Reserve Requirements"

     (h) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.37A thereof:

                  "1.37A 'Funding Date' shall mean, with respect to any Revolving Loan, the date of the funding of such Revolving Loan, and in the case of a Eurodollar Loan which is continued pursuant to Section 3.1A(c), the first day of the Interest Period with respect thereto."

     (i) The following subsection is hereby added to Section 1 of the Credit Agreement as Section 1.39A thereof:

                  "1.39A 'Governmental Authority' shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision thereof and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government."

     (j) Section 1.47 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

                  "1.47 'Interest Period' shall mean, with respect to each Eurodollar Loan, the period commencing on the Funding Date for such loan and ending, as Borrower may select, pursuant to
                  Section 3.1A(a), on the numerically corresponding day in the first, second or third calendar month thereafter, provided, however, that:

                           (i) An Interest  Period  based on a one, two or three
                  calendar month period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

     (ii) In no event shall an Interest  Period  extend beyond the Renewal Date;
and

                           (iii) If an Interest  Period  would end on a day that
                  is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day."

     (k) The following subsection is hereby added to Section 1 of the Credit Agreement as subsection 1.62A.1 thereof:

                  "1.62A.1 'Notice of Borrowing' shall mean, with respect to a request for a Eurodollar Loan pursuant to Section 3.1, a written notice in substantially the form of Exhibit O (or telephonic or telecopy notice, as provided in Section 3.1A(a) hereof)."

                  (l) Section 1.69 of the Credit Agreement is hereby amended by deleting therefrom all references to "Chemical Bank" and substituting "The Chase Manhattan Bank" in lieu thereof in each instance where such term appears.

     (m) The following subsection is hereby added to Section 1 of the Credit Agreement as subsection 1.69A thereof:

                  "1.69A 'Prime Rate Loans' shall mean any and all Revolving Loans (or any portion thereof) requested to be made by Lender as Revolving Loans bearing interest when, and to the extent that, the interest rate therefor is determined by reference to the Prime Rate."

     (n) The following subsection is hereby added to Section 1 of the Credit Agreement as subsection 1.72A thereof:

                  "1.72A 'Reserve Requirements' shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System of the United States) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Lender or any Participant or any Affiliate of Lender or of any Participant under Regulation D."

     3. Amendment of Section 3.1(a) (iii). Section 3.1(a) (iii) of the Credit Agreement is amended in its entirety to read as follows:

                  "(iii) Fifty percent (50%) of the value of Eligible Inventory, provided, however, that solely for, and at all times during the months of May, June, July and August of 1997 and of 1998, such advance rate shall be sixty percent (60%) of the value of Eligible Inventory."

     4. (i) Amendment of Section 3.1(c). Section 3.1(c) of the Credit Agreement is amended in its entirety to read as follows:

                           "(c)   Notwithstanding   anything  to  the   contrary
                  contained herein or in any of the other Financing Agreements, except in Lender's discretion, the aggregate unpaid principal amount of Revolving Loans outstanding at any time based on the value of all Eligible Inventory shall not exceed $60,000,000 (the "Inventory Sublimit"), provided, however, that solely for, and at all times during, the months of May, June, July and August of 1997 and of 1998, the Inventory Sublimit shall not exceed $70,000,000. On or before September 10, 1997 and September 10, 1998, respectively, Borrower shall pay in full to Lender that portion of the Revolving Loans which is equal to the difference (such amount, the "Inventory Overadvance") between: (i) the aggregate amount of Revolving Loans then outstanding with respect to Eligible Inventory, and (ii) the lesser of: (A) the maximum amount of Revolving Loans with respect to Eligible Inventory to which Borrower is entitled on September 1 of the applicable Contract Year based on an advance rate of fifty percent (50%) of the value of Eligible Inventory, and (B) the Inventory Sublimit as in effect on September 1 of such Contract Year. Borrower's failure to pay the Inventory Overadvance in full on or before September 10, 1997 or on or before September 10, 1998 (as applicable) shall constitute an Event of Default under Section 8.1(a) of this Agreement."

     5. Additions to Section 3.1. Section 3.1 of the Credit Agreement is hereby amended by adding thereto the following subsections as subsections (g) and (h) thereof:

                  "(g) Eurodollar Loans made on any Funding Date shall be in the
                  aggregate   minimum  amount  of  $5,000,000  and  in  integral
                  multiples of $1,000,000 in excess of that amount."

                  "(h) There shall not exist at any time more than three (3) borrowings (or any portion thereof) of Eurodollar Loans outstanding, including, without limitation, Eurodollar Loans arising as a result of the conversion of a Prime Rate Loan to a Eurodollar Loan in accordance with the provisions of Section 3.1A(b) hereof or the continuation of a Eurodollar Loan as such upon the expiration of an Interest Period with respect thereto in accordance with the provisions of Section 3.1A(c) hereof."

     6. Addition of Section 3.1A. The Credit Agreement is hereby amended by adding thereto the following Section 3.1A immediately following Section 3.1(h) thereof:

                  "3.1A.  Notice of Borrowing; Interest Rate Option.
                  (a) Notice of Borrowing. (i) Each borrowing of a Eurodollar Loan under Section 3.1 shall be made on notice given by Borrower to Lender no later than three (3) Business Days prior to the requested Funding Date for such Eurodollar Loan. The Notice of Borrowing shall specify (i) the requested Funding Date (which shall be a Business Day), (ii) the amount of the proposed borrowing, and (iii) the Interest Period elected by Borrower with respect to such proposed Eurodollar Loan. Failure by the Borrower to deliver a Notice of Borrowing with respect to a request for a Eurodollar Loan or a request for a borrowing of a Eurodollar Loan which would exceed the limitations set forth in Section 3.1(h) shall be deemed and shall constitute the Borrower's election that such proposed borrowing shall be a Prime Rate Loan; and failure by Borrower to make such election described in the immediately preceding clause (iii) shall be deemed and shall constitute Borrower's election that the Interest Period with respect to the proposed borrowing shall be a one (1) month period. In lieu of delivering a Notice of Borrowing, Borrower may give Lender telephonic notice of any requested borrowing of a Eurodollar Loan by the time required under this Section 3.1A(a); provided, that such notice shall be confirmed in writing by delivery to Lender (x) on the same Business Day, of a telecopy of a written Notice of Borrowing which has been signed by an authorized officer of Borrower and (y) promptly (and in no event later than three (3) Business Days after the Funding Date in respect of the applicable Eurodollar Loans), of a Notice of Borrowing containing the original signature of an authorized officer of Borrower.

                  (ii) Borrower shall notify Lender in writing of the names of the officers authorized to request Revolving Loans on behalf of Borrower, and shall provide Lender with a specimen signature of each such officer. Lender shall be entitled to rely conclusively on such officers' authority to request Revolving Loans on behalf of Borrower, the proceeds of which are requested to be transferred to an account of Borrower, until Lender receives written notice to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to Section 3.1A(a)(i) above and, with respect to an oral request for Revolving Loans, Lender shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of Borrower.

                           Lender shall not incur any liability to Borrower as a
                  result of acting upon any telephonic notice referred to in this Section 3.1A(a) which notice Lender believes in good faith to have been given by a duly authorized officer or other individual authorized to request Revolving Loans on behalf of Borrower or for otherwise acting in good faith under this
                  Section 3.1A(a) and, upon the funding of Revolving Loans by Lender in accordance with this Agreement, pursuant to any such telephonic notice, Borrower shall be deemed to have requested and received Revolving Loans hereunder.

                           Any Notice of Borrowing made pursuant to this Section
                  3.1A(a) shall be irrevocable.

                  (b) Conversion Option. Borrower may elect from time to time to convert, on a Business Day, Eurodollar Loans to Prime Rate Loans and Prime Rate Loans to Eurodollar Loans by giving Lender at least three (3) Business Days prior irrevocable written notice of such election, provided that any such conversion of a Eurodollar Loan shall only be made on the last day of an Interest Period with respect thereto. Each conversion of a Eurodollar Loan to a Prime Rate Loan or of a Prime Rate Loan to a Eurodollar Loan shall be for an amount of $5,000,000, or, if more, in increments of any multiple of $1,000,000, in each instance. Notwithstanding anything to the contrary set forth herein, the conversion provided for in this
                  Section 3.1A(b) shall be subject to the limitations contained in Section 3.1(h) and shall be permitted only so long as no Event of Default has occurred and is continuing.

                  (c) Continuation of Eurodollar Loan. Any Eurodollar Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the notice provisions contained in Section 3.1A(a) above for request of a Eurodollar Loan; provided, however, that (i) the Effective Eurodollar Rate with respect to any such continued Eurodollar Loan shall be determined by Lender with respect to such Eurodollar Loan as of two (2) Business Days prior to the first day of the continued Interest Period elected by Borrower with respect thereto, and (ii) any Eurodollar Loan may be continued as such subject to the limitations contained in Section 3.1(h) and only so long as no Event of Default has occurred and is continuing, in either of which events, any such Eurodollar Loan shall be automatically converted to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto.

                  (d) Revocation of Interest Rate Election. With respect to each requested Eurodollar Loan, in the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that by reason of circumstances affecting the London interbank market and/or the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of The Chase Manhattan Bank in respect of its eurodollar loans are then being conducted, adequate and reasonable means do not exist for ascertaining the Effective Eurodollar Rate, then Lender shall forthwith give written or telephonic notice of such determination to Borrower at least one (1) Business Day prior to (i) the requested Funding Date for such Eurodollar Loan, (ii) the conversion date of such Prime Rate Loan, or (iii) the last day of such Interest Period, as the case may be.

                           In the  event  such  notice  is  given,  then (i) any
                  requested  Eurodollar Loan shall be made as a Prime Rate Loan,
                  (ii) any Prime Rate Loan which Borrower elected to have converted to a Eurodollar Loan shall be continued as a Prime Rate Loan, and (iii) any outstanding Eurodollar Loan shall be converted to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto. Further, until such notice has been withdrawn by Lender, no further
                  Eurodollar Loans shall be made or continued, nor shall Borrower have the right to convert any Prime Rate Loan to a Eurodollar Loan."

         7. Amendment of Section 3.2(c). The last sentence of Section 3.2(c) of the Credit Agreement is hereby amended by deleting therefrom the previously existing defined term, "Interest Rate", and substituting "Effective Prime Rate" in lieu thereof.

     8. Amendment of Section 3.3. Section 3.3 of the Credit Agreement is amended in its entirety to read as follows:

                  "3.3  Maximum Credit

                  The aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations at any time outstanding shall not exceed $120,000,000, provided, however, that solely for, and at all times during, the months of March, April, May, June, July, August, September and October of 1997 and the months of March, April, May, June, July, August and September of 1998, such outstanding amount shall not exceed the amount set forth opposite each such month and provided, further, however, that during the first twenty (20) days of each month, the Maximum Credit may equal but shall not exceed the higher of (i) the Maximum Credit on the last day of the immediately preceding month or (ii) the amount set forth below opposite such month:

                           Month                         Amount

                           March, 1997                        $132,000,000
                           April, 1997                        $135,000,000
                           May, 1997                          $130,000,000
                           June, 1997                         $132,000,000
                           July,1997                          $130,000,000
                           August, 1997                       $135,000,000
                           September, 1997                    $135,000,000
                           October, 1997                      $130,000,000
                           March, 1998                        $132,000,000
                           April, 1998                        $135,000,000
                           May, 1998                          $130,000,000
                           June, 1998                         $132,000,000
                           July, 1998                         $130,000,000
                           August, 1998                       $135,000,000
                           September, 1998                    $135,000,000

                  Notwithstanding anything to the contrary contained herein, from and after November 21, 1997 and through and including February 28, 1998, the Maximum Credit shall not exceed $120,000,000."

     9. Interest. Section 3.5(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "(a) Each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date such Revolving Loan is made until it is paid in full at a fluctuating rate per annum equal to (i) in the case of Prime Rate Loans, the Effective Prime Rate, and (ii) in the case of Eurodollar Rate Loans, the Effective Eurodollar Rate. Interest accrued on the Revolving Loans in any calendar month shall be payable in arrears (i) on the first Business Day of the immediately succeeding calendar month, and (ii) upon the termination of this Agreement or, in the event this Agreement is not renewed in accordance with
                  Section 10.1(a) hereof, on the Renewal Date. Interest on the Revolving Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days."

         10. Amendment of Section 3.6(g). The first sentence of Section 3.6(g) of the Credit Agreement is hereby amended by deleting therefrom the previously existing defined term, "Interest Rate", in each instance where such term appears and substituting "Effective Prime Rate" in lieu thereof.

     11. Amendment of Section 3.6(k). Section 3.6(k) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "3.6(k) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have the right to cease factoring Notification Accounts upon not less than sixty (60) days prior written notice to Lender, provided, however, that all Accounts shall at all times constitute security for all Obligations."

     12. Addition of Sections 3.10, 3.11 and 3.12. Section 3 of the Credit Agreement is amended hereby by adding thereto the following Sections 3.10, 3.11 and 3.12:

                  "3.10 Increased Costs for Revolving Loans and Letters of Credit Accommodations. If any Governmental Authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, including, but not limited to, in respect of the making and maintaining of Eurodollar Loans), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or by any Participant, or shall impose on Lender, or on any Participant, or the market for revolving loans or letters of credit, any other condition affecting a revolving loan or letter of credit (any such event, an "Increased Cost Event"); and the result of any Increased Cost Event is to increase the cost to Lender or to such Participant of making or participating in a Revolving Loan or the cost to Lender or to any other issuer issuing, maintaining or creating a Letter of Credit Accommodation, as the case may be, or to reduce the amount of any sum received or receivable by Lender or such Participant in respect of any Revolving Loan or by Lender or any such other issuer of any Letter of Credit Accommodations, then, upon demand by Lender, Borrower shall pay to Lender for the account of Lender, such other issuer of a Letter of Credit Accommodation, or such Participant, as the case may be, such additional amount or amounts as will compensate Lender, such other issuer of a Letter of Credit Accommodation or such Participant, for such increased cost or reduction. Lender will promptly notify Borrower of any Increased Cost Event occurring after the date hereof, of which it has knowledge, which would entitle Lender to compensation pursuant to this Section 3.10. A certificate of Lender delivered to Borrower claiming compensation under this Section 3.10 and setting forth the additional amount or amounts to be paid to Lender hereunder, determined by Lender on a reasonable basis and prepared in good faith and in reasonable detail, shall, in the absence of manifest or demonstrable error, be conclusive and binding for all purposes. Notwithstanding the foregoing, Lender shall only seek such compensation from Borrower for any such increased cost or reduction if Lender, or such Participant (as applicable), in connection with the Increased Cost Event that has given rise to such increased cost or reduction, similarly seeks such compensation generally from other commercial borrowers of Lender or such Participant in respect of which borrowers the respective financing agreements then in effect between Lender or such Participant (as applicable) and each such borrower give Lender or such Participant the right to demand compensation from such borrower upon the occurrence of such Increased Cost Event."

                  "3.11 Increased Capital. If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Lender or Participant with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful), including, without limitation, any "Reserve Requirement" used in determining the Eurodollar Base Rate, affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender or any Participant and Lender or such
                  Participant reasonably determines that the amount of such capital is increased by or based upon the existence of the commitments to make Revolving Loans and/or other commitments of this type on the terms and conditions set forth in this Agreement (any such event, an "Increased Capital Event") then, upon demand by Lender, Borrower shall immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender, such corporation controlling Lender or such Participant (as applicable) in the light of such circumstances, to the extent that Lender or such Participant reasonably determines such increase in capital to be allocable to the occurrence of the Increased Capital Event. A certificate as to such amounts delivered by Lender to Borrower, determined by Lender or such Participant (as applicable) on a reasonable basis and prepared in good faith and in reasonable detail by Lender or such Participant (as applicable) shall, in the absence of manifest or demonstrable error, be conclusive and binding for all purposes. Notwithstanding the foregoing, Lender or such Participant shall only seek such compensation from Borrower if Lender or such Participant, in connection with the Increased Capital Event that has given rise to such increased capital requirement, similarly seeks such compensation generally from other commercial borrowers of Lender or such Participant in respect of which the respective financing agreements then in effect between Lender or such Participant (as applicable) and each such borrower give Lender or such Participant the right to demand compensation from such borrower upon the occurrence of such Increased Capital Event."

                  "3.12 Funding Loss Indemnification. Borrower shall pay to Lender for the account of Lender or of a Participant (as applicable) such amount or amounts as shall be certified by Lender or such Participant in good faith to compensate Lender or such Participant for any loss, cost, or expense incurred by Lender or such Participant as a result of:

                  (a) Payment of a Eurodollar Loan on a date other than the last day of the Interest Period relating thereto, including but not limited to, as a result of acceleration of the Obligations pursuant to Section 8.2 hereof; or

                  (b) The failure by Borrower to (i) borrow or continue a Eurodollar Loan on the Funding Date specified in the Notice of Borrowing relating thereto, or (ii) convert a Prime Rate Loan to a Eurodollar Loan pursuant to irrevocable written notice of its election thereof pursuant to Section 3.1A(b) including but not limited to as a result of the operation of the last sentence of Section 3.1A(b)."

         13.      Deletion of Section 7.18.
  Section 7.18 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "7.18  [Intentionally Deleted]"

     14. Amendment of Section 7.19. Section 7.19 of the Credit Agreement is amended in its entirety to read as follows:

                  "7.19  Stockholders' Equity

                  Borrower shall not permit its consolidated stockholders' equity to be less than $55,000,000 at any time during the period from the Consummation Date through the day before the last day of its 1993 fiscal year, $60,000,000 at any time during the period from the last day of its 1993 fiscal year through June 28, 1996, $45,000,000 during the period from June 29, 1996 through the day before the last day of its 1996 fiscal year, $52,000,000 during the period from January 1, 1997 through the day before the last day of its 1997 fiscal year and $68,000,000 thereafter. Notwithstanding anything to the contrary contained herein, write-offs for goodwill arising during Borrower's 1997 fiscal year which Borrower would otherwise be required to include in the determination of Borrower's consolidated stockholders' equity under this
                  Section 7.19 shall, in an aggregate amount not to exceed $5,000,000, be excluded from such determination of such consolidated stockholders' equity solely during the period from and after the last day of Borrower's 1997 fiscal year."

     15. Deletion of Section 7.20. Section 7.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "7.20  [Intentionally Deleted]"

         16. Deletion of Section 7.21. Section 7.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "7.21  [Intentionally Deleted]"

     17. Amendment of Section 7.22. Section 7.22 of the Credit Agreement is amended in its entirety to read as follows:

                  "7.22  Maximum Loss

                  Borrower shall not incur, in any four consecutive fiscal quarters, commencing after the date of this Agreement, on a cumulative basis, a net loss of $10,000,000 or more, or in any period of eight consecutive fiscal quarters, commencing after the date of this Agreement on a cumulative basis, a net loss of $15,000,000 or more. Notwithstanding anything to the contrary contained herein, write-offs for goodwill, restructuring expense or other unusual or non-recurring expense arising during the first two fiscal quarters of
                  Borrower's 1996 fiscal year (ending June 29, 1996) in connection with or pursuant to a restructuring and which Borrower would otherwise be required to include in the determination of Borrower's net loss under this Section 7.22, shall, in an aggregate amount not to exceed $13,000,000, be excluded from such determination of such net loss of Borrower."

     18. Deletion of Section 7.23. Section 7.23 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     "7.23 [Intentionally Deleted]" 19. Amendment of Section 8.1(l). Section 8.1(l) of the Credit Agreement is amended in its entirety to read as follows:

                  "(l) one or more judgments are entered against Borrower or any Guarantor in excess of $750,000 in any one case or in the aggregate and the same shall not have been paid, vacated, discharged, stayed or bonded pending appeal on or before the earlier of (x) the date required by the terms (if any) of such judgment for the completion of the foregoing and (y) thirty (30) days after the entry thereof."

     20. Amendment of Section 9.1(a). Section 9.1(a) of the Credit Agreement is amended in its entirety to read as follows:

                  "(a) All invoices relating to Non-Notification Accounts and Non-Factored Accounts shall indicate that remittances with respect thereto are to be made to: SALANT CORPORATION, P.O. BOX 4076, CHURCH STREET STATION, NEW YORK, NEW YORK 10261-4076, a lock box opened by Lender pursuant to a Lock Box Deposit Service Agreement dated June 25, 1990 with Manufacturers Hanover Trust Company, predecessor-in-interest to The Chase Manhattan Bank (the "Lock Box Agreement"). Notwithstanding the foregoing, upon not less than thirty (30) days prior written request made by Borrower to Lender, Lender shall, as soon as possible thereafter, open a new lock box pursuant to an agreement entered into between Lender and a different bank designated by Borrower in such written request and reasonably acceptable to Lender ("Successor Lock Box Bank"). Upon execution of such agreement with such Successor Lock Box Bank, such agreement shall be deemed and shall constitute the "Lock Box Agreement" for all purposes of this Agreement, and all invoices relating to Non-Notification Accounts and Non-Factored Accounts shall indicate, from and after the date of execution of such agreement, that remittances with respect thereto are to be made to the lock box address designated in the Lock Box Agreement entered into with the Successor Lock Box Bank. All such remittances shall be deposited in Lender's account with The Chase Manhattan Bank or with the Successor Lock Box Bank (as applicable) pursuant to the Lock Box Agreement (the "CIT Account")."

     21. Amendment of Section 10.1(a). Section 10.1(a) of the Credit Agreement is amended in its entirety to read as follows:

                  "10.1    Term.

                           (a) This Agreement and the other Financing Agreements shall become effective as of the date hereof and shall continue in full force and effect for a term ending on September 30, 1998 (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

         22. Amendment of Section 10.2(c). The first sentence of Section 10.2(c) of the Credit Agreement is hereby amended by deleting therefrom the previously defined term, "Interest Rate", and substituting "Effective Prime Rate" in lieu thereof.

         23. Addition of Exhibit O. The Credit Agreement is hereby amended by adding to the List of Exhibits, "EXHIBIT O -- Form of Notice of Borrowing", and by adding to the Exhibits attached to and made a part of the Credit Agreement the "EXHIBIT O -- Form of Notice of Borrowing" attached to and made a part of this Amendment.

         24. Representations and Warranties. Borrower hereby represents and warrants to Lender that the representations and warranties set forth in Section 6 of the Credit Agreement are true on and as of the date hereof as if made on and as of the date hereof after giving effect to this Amendment, except to the extent any such representation or warranty expressly relates to a prior date, and breach of any of the representations and warranties made in this paragraph 8 shall constitute an Event of Default under Section 8.1(b) or 8.1(c) of the Credit Agreement, as applicable. Borrower further represents and warrants that, after giving effect to this Amendment, no Event of Default or event which, with the lapse of time or the giving of notice or both, would become an Event of Default has occurred and is continuing.

     25. Effectiveness. This Amendment shall become effective on the date (the "Effective Date") Lender shall have received each of the following:

     (a) The written consent of all Participants to the execution and delivery of this Amendment by Lender.

     (b) Counterparts of this Amendment, duly executed and delivered by Borrower and Lender.

     (c) A duly executed copy of the Consent of Guarantors substantially in the form of Exhibit A hereto.

         26. Continuing Effect of Credit Agreement. This Amendment shall not constitute a waiver or amendment of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a consent to any further or future action on the part of Borrower that would require consent of Lender. Except as expressly amended, the provisions of the Credit Agreement are and shall remain in full force and effect.

     27. Counterparts. This Amendment may be executed in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     28. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.


                                      THE CIT GROUP/COMMERCIAL
                                          SERVICES, INC.
                                       By:
                                       Title:

                                      SALANT CORPORATION

                                       By:
                                       Title:





                                    EXHIBIT O

                           FORM OF NOTICE OF BORROWING

                               NOTICE OF BORROWING

THE CIT GROUP/COMMERCIAL SERVICES, INC.
1211 Avenue of the Americas
New York, New York 10036

Attn:    Kenneth Wendler


Gentlemen:

                  The undersigned, SALANT CORPORATION (the "Borrower"), refers to the Revolving Credit, Factoring and Security Agreement dated as of September 20, 1993 (as amended, the "Credit Agreement", the terms defined therein being used herein as therein defined), between Borrower and The CIT Group/Commercial Services, Inc. ("Lender"), and hereby gives Lender notice, irrevocably, pursuant to Section 3.1A of the Credit Agreement, that the Borrower hereby requests a Eurodollar Loan under the Credit Agreement, and sets forth below the information relating to such Eurodollar Loan (the "Proposed Eurodollar Borrowing") as required by Section 3.1A of the Credit Agreement:

                  (A) The Business Day of the Proposed Eurodollar Borrowing is , 199 .

                  (B) The aggregate principal amount of the Proposed Eurodollar Borrowing is $_____________.

                  (C) The Interest Period elected with respect to the to the Proposed Eurodollar Borrowing is (check appropriate box):

                           |_|      one (1) month
                           |_|      two (2) months
                           |_|      three (3) months

                  The Borrower hereby certifies that before and after giving effect to the Proposed Eurodollar Borrowing, no Event of Default shall have occurred or would result from such extension of credit.

                                                              Very truly yours,

                                                              SALANT CORPORATION

                                                              By:

                                                              Title:


                                    EXHIBIT A

                              CONSENT OF GUARANTORS

                  Each of the undersigned, CLANTEXPORT, INC., DENTON MILLS, INC., FROST BROS. ENTERPRISES, INC., SLT SOURCING, INC., each a Guarantor under its respective Guarantee, each dated as of September 20, 1993, and SALANT CANADA INC. and J.J. FARMER CLOTHING INC., each a guarantor under its respective
Guaranty (Unlimited Liability), each dated as of September 20, 1994 (individually, in the case of each of the foregoing Guarantors, its
"Guarantee"), made in favor of the CIT Group/Commercial Services, Inc. ("Lender"), pursuant to the Credit Agreement as defined in the Tenth Amendment to Credit Agreement, dated as of February __, 1997 between Lender and Salant Corporation (the "Amendment"), to which this Consent is attached, hereby consents to the Amendment and the matters contemplated thereby, and hereby confirms and agrees that its Guarantee is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, on and after the effective date of the Amendment, each reference in its Guarantee to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by the Amendment.

                  IN WITNESS WHEREOF, each of the undersigned has caused this Consent of Guarantors to be duly executed and delivered by its authorized officer this __ day of February, 1997.

CLANTEXPORT, INC.                           FROST BROS. ENTERPRISES, INC.

By:                                                           By:

Title:                                               Title:

DENTON MILLS, INC.                                   SLT SOURCING, INC.

By:                                                           By:

Title:                                               Title:

VERA LICENSING, INC.                                 SALANT CANADA INC.

By:                                                           By:

Title:                                               Title:



JJ. FARMER CLOTHING, INC.

By:

Title: